UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2018

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement

On November 14, 2018, Epizyme, Inc. (the “Company”) entered into a collaboration agreement with Boehringer Ingelheim International GmbH (“BII”) under which the Company and BII agreed to collaborate with respect to researching and developing small molecule compounds that inhibit an undisclosed histone acetyl transferase (HAT) target and an undisclosed Helicase target and commercializing products containing such compounds.

During a defined research period, the Company will perform research activities aimed at achieving certain criteria with respect to a HAT inhibiting compound and a Helicase inhibiting compound. The research period shall expire on December 31, 2019, unless BII elects to extend the research period, which may be extended through December 31, 2020.

Following satisfaction of certain criteria with respect to a HAT inhibiting compound, BII shall be solely responsible for the development and commercialization of such compound and products containing such compound throughout the world (such products, the “BII Product”). BII shall bear the costs of such development and commercialization.

Following satisfaction of certain criteria with respect to the Helicase inhibiting compound, BII shall be responsible for the development and commercialization of such compound and products containing such compound (such products, the “Joint Product”) in all countries throughout the world other than the United States, whereas the Company and BII shall work together through a Joint Steering Committee to develop and commercialize the Joint Product in the United States. Subject to certain exceptions with respect to developing the Joint Product throughout the world, BII shall bear sixty-five percent (65%) of such development costs, while the Company shall bear thirty-five percent (35%) of such development costs. With respect to commercializing the Joint Product in the United States, the Company and BII shall equally share (50:50) such commercialization costs and activities.

The Company may opt-out of its participation in the development and commercialization of the Joint Product upon written notice to BII, except under certain circumstances. Similarly, following a change in control of the Company, so long as the Joint Product has not reached a certain stage of development, BII may, upon written notice to the Company, elect to assume the Company’s development and commercialization rights, responsibilities and obligations with respect to the Joint Product in the United States and the Company will be deemed to have given BII an opt-out notice.

Upon execution of the collaboration agreement, BII agreed to pay the Company a $15.0 million upfront payment. BII also agreed to pay the Company (i) research funding of $5.0 million in calendar year 2019 and potentially additional research funding in calendar year 2020, (ii) up to $280.5 million in development, regulatory, and sales milestone payments and (iii) tiered royalties in the mid-single digits to low-double digits on sales of the BII Product throughout the world and on sales of the Joint Product in all countries other than the United States. The Company and BII will equally share profits and losses with respect to the Joint Product in the United States. In the event (a) the Company elects to opt-out of the development and commercialization of the Joint Product or (b) (subject to a limited exception – below) BII elects to assume the Company’s development and commercialization rights with respect to the Joint Product in the United States following a change in control of the Company, BII will pay the Company tiered royalties in the mid-single digits to mid-teens, depending on the stage of development of the Joint Product at the time of such election, on sales of the Joint Product in the United States. However, if BII elects to assume the Company’s development and commercialization rights with respect to the Joint Product in the United States following a change in control of the Company that occurs after a certain stage of development with respect to the Joint Product, then the sharing of costs and profits may continue.

Generally, the collaboration agreement remains in effect, on a product-by-product basis, until the last to expire royalty term for a product, but the collaboration agreement shall remain in effect with respect to the Joint Product in the United States until both parties mutually agree to cease commercialization of the Joint Product in the United States. The Company and BII may terminate the collaboration agreement for cause following notice and a failure to cure by the defaulting party, if the other party initiates a patent challenge against the other party’s patents or if the other party becomes insolvent, and BII may terminate the collaboration agreement without cause, subject to appropriate notice periods.

The foregoing description of the collaboration agreement is a summary only and is qualified in its entirety by reference to the terms of the collaboration agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: November 15, 2018	By:	/s/ Robert B. Bazemore
Robert B. Bazemore
President and Chief Executive Officer